As filed with the Securities and Exchange Commission on August 23, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________

COMPUTER SCIENCES CORPORATION (Exact name of registrant as specified in its charter)
Nevada	3170 Fairview Park Drive	95-2043126
(State or other jurisdiction of	Falls Church, Virginia 22042	(I.R.S. Employer
incorporation or organization)	(703) 876-1000	Identification No.)
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

William L. Deckelman, Jr.
Vice President and General Counsel
3170 Fairview Park Drive
Falls Church, Virginia 22042
Telephone: (703) 876-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________

Copies to:
Neel Lemon
Craig Adams
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
(214) 953-6500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

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CALCULATION OF REGISTRATION FEE
Amount to be Registered/Proposed Maximum
Title of Each Class of	Offering Price Per Unit/Proposed Maximum
Securities to be Registered	Aggregate Offering Price/Amount of
Registration Fee (1)(2)
Common Stock, par value $1.00 per share
Preferred Stock, par value $1.00 per share
Debt Securities
Warrants

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices, along with an indeterminate number of securities that may be issued upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions.
(2)	In reliance on Rule 456(b) and Rule 457(r) under the Securities Act, the Registrant hereby defers payment of the registration fee required in connection with this Registration Statement. Accordingly, no filing fee is paid herewith.

PROSPECTUS

COMPUTER SCIENCES CORPORATION

Common Stock
Preferred Stock
Debt Securities
Warrants
__________________

     We may offer from time to time common stock, preferred stock, debt securities and warrants. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in these securities.

     Our common stock is listed on the New York Stock Exchange under the ticker symbol “CSC”.

     We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continued or delayed basis. The names of any underwriters, dealers or agents and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.

     Investing in these securities involves certain risks. Please read carefully the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the discussion of risks incorporated as described under “Risk Factors” on page 4 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________________________________

The date of this prospectus is August 23, 2012.
_______________________________________________

i

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering and the specific manner in which the securities may be offered.

     In addition, the prospectus supplement may also add, update or change information contained in the prospectus. If there is any inconsistency between the information contained in this prospectus and any information incorporated by reference herein, on the one hand, and the information contained in any applicable prospectus supplement or incorporated by reference therein, on the other hand, you should rely on the information in the applicable prospectus supplement or incorporated by reference therein.

     We have not authorized anyone to give any information or to make any representations concerning the securities offered hereunder except those which are in this prospectus, any prospectus supplement that is delivered with this prospectus or any documents incorporated by reference into this prospectus. If anyone gives any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any offer or sale of these securities, as an indication that there has been no change in our affairs since the date of this prospectus.

     Neither this prospectus nor any accompanying prospectus supplement contains all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the SEC’s rules and regulations. For further information, we refer you to the registration statement on Form S-3 we filed with the SEC on August 23, 2012, which can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information” herein. The registration statement also includes exhibits. Statements contained in this prospectus, any prospectus supplement or that are incorporated by reference into this prospectus or a prospectus supplement, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

     You should read both this prospectus and any prospectus supplement together with the additional information under the heading “Incorporation of Certain Information by Reference” herein.

     As used in this prospectus, except as otherwise indicated or unless the context otherwise requires, "Computer Sciences Corporation," "we," "us," "our" and "CSC" refer to Computer Sciences Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at http://www.sec.gov. You may also inspect those reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which shares of our common stock are currently listed.

     We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours or one of our subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and all of its exhibits at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows information to be “incorporated by reference” into this prospectus, which means that important information can be disclosed to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the following documents (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

  our Annual Report on Form 10-K for the fiscal year ended March 30, 2012 (including portions of our proxy statement for our 2012 annual meeting of stockholders specifically incorporated by reference therein);

  our Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2012;

  our Current Reports on Form 8-K filed with the SEC on April 3, 2012, May 14, 2012, May 21, 2012, June 1, 2012, June 6, 2012 and August 10, 2012, in each case other than information furnished under Items 2.02 or 7.01 of Form 8-K; and

  the description of our common stock, par value $1.00, contained in our Registration Statement on Form 10/A filed on February 7, 1995, including any amendment or report filed with the SEC for the purpose of updating such description.

     In addition, all documents that we file with the SEC on or after the date hereof under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Items 2.02 or 7.01 of Form 8-K) will be incorporated by reference until the offering or offerings to which this prospectus relates are completed.

     You may obtain without charge a copy of documents that are incorporated by reference in this prospectus by requesting them in writing at the following address: Computer Sciences Corporation, 3170 Fairview Park Drive, Falls Church, VA 22042, Attn: CSC Investor Relations Office, or by calling (800) 542-3070. These documents may also be accessed through our website at www.csc.com or as described under the heading “Where You Can Find More Information” above. Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

FORWARD-LOOKING STATEMENTS

     All statements and assumptions contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent current expectations and beliefs of CSC, and no assurance can be given that the results described in such statements will be achieved.

     Forward-looking information contained in these statements include, among other things, statements with respect to CSC’s financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, plans and objectives of management, and other matters. Such statements are subject to numerous assumptions, risks, uncertainties and other factors, many of which are outside of CSC’s control, which could cause actual results to differ materially from the results described in such statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in Item 1A under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended March 30, 2012 and our other filings with the SEC. These risk factors may not be exhaustive as we operate in a continually changing business environment with new risks emerging from time to time that we are unable to predict or that we currently do not expect to have a material adverse effect on our business. You should carefully read those reports in their entirety as they contain important information about our business and the risks we face. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” herein.

     Forward-looking statements in this prospectus speak only as of the date of this prospectus, and forward-looking statements in any prospectus supplement or in any documents attached or incorporated by reference herein or therein speak only as to the date of those prospectus supplements or documents. CSC does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by applicable law.

ABOUT COMPUTER SCIENCES CORPORATION

     Computer Sciences Corporation, a Nevada corporation, is one of the world leaders in the information technology (IT) and professional services industry. Since it was founded more than 50 years ago in 1959, CSC has helped clients use IT more efficiently in order to improve their operations and profitability, focus on core competencies, and achieve business results such as increased agility and top-line growth.

     Our principal executive offices are located at 3170 Fairview Park Drive, Falls Church, VA 22042 and our telephone number at that address is (703) 876-1000.

RISK FACTORS

     Before you invest in the securities covered by this prospectus, you should carefully consider the factors discussed in Item 1A under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended March 30, 2012, the subsequent Quarterly Report on Form 10-Q for the fiscal quarterly period ended June 29, 2012, and the applicable prospectus supplement and cautionary notes regarding forward-looking statements included or incorporated by reference in this prospectus, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference. See “Incorporation of Certain Information by Reference” herein.

     If any of the risks described in these reports or other documents were to materialize, our business, financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of management, and prospects could be materially and adversely affected. In that case, our ability to make distributions to our stockholders or to pay interest on, or principal of, any debt securities issued by us, may be reduced, the trading prices of any of our publicly traded securities could decline and you could lose all or part of your investment.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

     The following table sets forth information regarding our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preference dividends for the periods shown. In calculating the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preference dividends, earnings represent the sum of (1) pre-tax income from continuing operations before adjustment for income or loss from equity investees, (2) fixed charges, (3) amortization of capitalized interest, (4) distributed income of equity method investees and (5) our share of pre-tax losses in equity method investees for which charges arising from guarantees are included in fixed charges, minus (1) interest capitalized, (2) preference security dividend requirements of consolidated subsidiaries and (3) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges represent the sum of (1) interest expensed and capitalized, (2) amortized premiums, discounts and capitalized expenses related to indebtedness and (3) estimated interest within rental expense. Combined fixed charges and preference dividends consist of fixed charges and the preference security dividend requirements of our consolidated subsidiaries.

		For the Twelve Months Ended
	For the Three	March
	Months Ended	30,	April 1,	April 2,	April 3,	March
	June 29, 2012	2012(1)	2011	2010	2009	28, 2008
Ratio of earnings to fixed charges	2.0x	-	4.5x	4.3x	3.5x	4.0x

Ratio of earnings to combined fixed charges and preference dividends	2.0x	-	4.5x	4.3x	3.5x	4.0x
____________________

(1)	Earnings were insufficient to cover fixed charges and combined fixed charges and preference dividends during fiscal 2012 by $4,349,525 thousand and $4,350,003 thousand, respectively.

USE OF PROCEEDS

     Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the repayment of indebtedness.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

     On July 29, 2011, CSC completed the acquisition of iSOFT Group Limited (“iSOFT”) through the execution of a Scheme Implementation Agreement ("SIA"). The Unaudited Pro Forma Condensed Combined Statement of Operations set forth below reflects the acquisition of iSOFT by CSC by the application of pro forma adjustments to the historical statement of operations of the Company as required by Rule 3-05(b) and Article 11 of Regulation S-X. Per the requirements, the period presented consists of an unaudited pro forma condensed combined statement of operations for the fiscal year ended March 30, 2012. Accordingly, in preparing the unaudited pro forma condensed combined financial information we have presented an unaudited pro forma condensed combined statement of operations that combines the historical consolidated statement of operations of CSC for the fiscal year ended March 30, 2012 and the historical consolidated statement of operations of iSOFT for the four months ended July 29, 2011 reflecting the acquisition as if it had been consummated on April 4, 2011. No pro forma balance sheet or interim statement of operations is presented because the transaction is already fully reflected in CSC’s consolidated condensed financial statements as of and for the fiscal quarter ended June 29, 2012.

     In management’s opinion, the Unaudited Pro Forma Condensed Combined Statement of Operations reflects adjustments that are both necessary to present fairly the unaudited pro forma condensed combined statement of operations of our business for the period indicated and are reasonable given the information currently available. Pro forma adjustments include the effects of events that are directly attributable to the acquisition and are factually supportable. Material non recurring profits and losses that result directly from the acquisition have not been included in the unaudited pro form condensed statement of operations.

     The historical financial information of iSOFT has been extracted from the historical financial statements of iSOFT, which were prepared in accordance with Australian Accounting Standards and Interpretations adopted by the Australian Accounting Standards Board ("AASB's") that comply with International Financial Reporting Standards and Interpretations adopted by the International Accounting Standards Board ("IFRS"), which is a method of accounting different from accounting principles generally accepted in the United States ("U.S. GAAP"). Unaudited pro forma adjustments have been made to present the iSOFT AASB information under U.S. GAAP. The basis for these adjustments is explained in the notes to the unaudited pro forma condensed combined financial statements.

     iSOFT's historical statement of operations was translated from Australian dollars ("AUD") into U.S. dollars ("USD") using the average foreign exchange rates prevailing during the period.

     The Unaudited Pro Forma Condensed Combined Statement of Operations was prepared to reflect the acquisition, which is accounted for as a purchase business combination. The unaudited pro forma adjustments are based on management's estimates of the values of the tangible and intangible assets and liabilities acquired.

     The financial information for CSC has been extracted without adjustment from its historical audited consolidated statement of operations for the fiscal year ended March 30, 2012 contained in the Company's 2012 Annual Report on Form 10-K.

     The Unaudited Pro Forma Condensed Combined Statement of Operations is for illustrative and informational purposes only and is not intended to represent what our results from operations would have been had the transaction been completed at the date indicated. The Unaudited Pro Forma Condensed Combined Statement of Operations should not be considered indicative of our future results of operations.

     This information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Condensed Combined Statement of Operations, CSC's historical financial statements and accompanying notes in its Annual Report on Form 10-K for the fiscal year ended March 30, 2012, CSC’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2012, CSC’s Current Report on Form 8-K/A filed October 13, 2011 and iSOFT's historical financial statements and the accompanying notes.

COMPUTER SCIENCES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Twelve Months Ended March 30, 2012
($ in millions, except per share data)

	Historical
		4 months
	12 months	ended July
	ended March	29, 2011	Pro-forma		Pro-forma
	30, 2012 CSC	iSOFT	Adjustments		Combined
Revenues	$15,877	$134	$(34)	A	$15,956
			(21)	B

Cost of services (excludes depreciation and amortization,	13,406	70	(10)	A	13,456
specified contract charge, settlement charge and			(10)	B
restructuring costs)
Cost of services - specified contract charge	1,281	-	-		1,281
Cost of services - settlement charge	227	-	-		227
Selling, general and administrative	1,141	39	(11)	C	1,169
Depreciation and amortization	1,152	9	1	D	1,162
Restructuring costs	140	24	-		164
Goodwill and intangible impairment	2,745	37	(30)	E	2,752
Interest expense	176	36	(32)	F	180
Interest income	(38)	(1)	-		(39)
Other (income) expense, net	(6)	2	-		(4)
Total costs and expenses	20,224	216	(92)		20,348

(Loss) Income from continuing operations before taxes	(4,347)	(82)	37		(4,392)
Taxes on income	(121)	(4)	28	G	(97)
(Loss) Income from continuing operations	(4,226)	(78)	9		(4,295)
Less:
Net income attributable to noncontrolling interest (net	17	-	-		17
of tax)
Net (loss) income from continuing operations attributable
to common shareholders	($4,243)	($78)	$9		($4,312)

Earnings per common share attributable to common
shareholders:
Basic:
Continuing operations	($27.38)				($27.71)
Diluted:
Continuing operations	($27.38)				($27.71)

COMPUTER SCIENCES CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

1. Basis of Presentation

The Unaudited Pro Forma Condensed Combined Statement of Operations is based on the historical financial statements of CSC and iSOFT, after giving effect to the acquisition of iSOFT as if it occurred on April 4, 2011. The historical consolidated financial information has been adjusted in the accompanying Unaudited Pro Forma Condensed Combined Statement of Operations to give effect to pro forma events that are (1) directly attributable to the transaction; (2) factually supportable; and (3) expected to have a continuing impact on the consolidated results and excluding nonrecurring charges directly attributable to the transaction.

The financial information of iSOFT was prepared in accordance with AASB's that comply with IFRS and in Australian dollars (AUD).

Adjustments have been made to the iSOFT information to present it in conformity with accounting principles generally accepted in the United States and in U.S. dollars (USD). The basis for these adjustments is explained in the notes to the Unaudited Pro Forma Condensed Combined Statement of Operations. The AUD amounts have been translated to USD amounts using the following exchange rates:

		AUD/USD
April 2011	Monthly Average Spot Rate	1.05364
May 2011	Monthly Average Spot Rate	1.07213
June 2011	Monthly Average Spot Rate	1.06119
July 2011	Monthly Average Spot Rate	1.07451

The purchase price allocation is based on a purchase price consisting of cash of $200 million and the assumption of debt of $315 million. The allocation of the purchase price to assets and liabilities based on their fair values is summarized below:

Fair Value
Account	($ millions)
Cash and cash equivalents	$26
Trade and other receivables	114
Other current assets	14
Deferred tax assets	12
Intangible assets	198
Property and equipment	21
Other non-current assets	3
Trade payables and accrued expenses	(62)
Deferred revenue	(54)
Debt	(315)
Deferred taxes, uncertain tax positions, and other long-term liabilities	(59)
Total identifiable net assets acquired	$(102)
Goodwill	302
Total cash purchase price	$200

2. Pro-Forma Adjustments

A: To reduce iSOFT’s pre-acquisition revenue by $34 million and related costs of sales of $10 million for differences in accounting for revenue under US GAAP and IFRS related to software and other deliverables in multiple element arrangements that were determined not to have vendor specific objective evidence ("VSOE") for undelivered elements of the arrangements.

B: To eliminate pre-acquisition intercompany revenues of $21 million and related costs of sales of $10 million for transactions related to services iSOFT performed on behalf of CSC as part of a subcontracting agreement.

C: To remove $11 million of transaction costs directly attributable to CSC’s acquisition of iSOFT.

D: To reflect $1 million of additional amortization expense related to the fair value of acquired intangible assets totaling $198 million less iSOFT’s amortization on previous intangibles which have been eliminated.

E: Reduction of goodwill and software impairment expense for differences in accounting for impairment under U.S. GAAP and IFRS.

F: To eliminate interest expense of $32 million to give effect to CSC's payment of iSOFT debt and convertible notes as part of the acquisition.

G: To recognize the income tax effects of the pro forma adjustments above and the inclusion of iSOFT in the CSC group.

ADOPTION OF ACCOUNTING STANDARDS UPDATES ON COMPREHENSIVE INCOME

     In April 2012, we adopted Accounting Standards Update No. (ASU) 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” and ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” As a result of our adoption of these updates, beginning with the first quarter of fiscal 2013, we now present a separate consolidated statement of comprehensive income. The new guidance does not change the items in other comprehensive income or the measurement of those items. The following table displays the retrospective application of these standards to periods presented in the financial statements included in our Form 10-K for the fiscal year ended March 30, 2012, which are incorporated by reference into this filing.

COMPUTER SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (Unaudited)

	Twelve Months Ended
(Amounts in millions)	March 30, 2012	April 1, 2011	April 2, 2010
Net (loss) income	$(4,225)	$759	$834

Other comprehensive (loss) income, net of tax:

Foreign currency translation adjustments, net of tax benefit
(expense) of $1, $3 and $(19) in fiscal 2012, 2011 and 2010
	(124)	261	242

Pension and other postretirement benefit plans, net of tax:

Net actuarial (loss) / gain arising during the year, net of tax benefit (expense) of $150, $(1) and $140 in fiscal 2012,
2011 and 2010	(323)	35	(298)
Prior service (cost) / credit arising during the year, net of tax benefit (expense) of $6, $(19) and $1 in fiscal 2012,
2011 and 2010	(4)	31	(1)
Amortization of transition obligation included in net
periodic pension expense, net of tax benefit (expense) of
$0, $(2) and $(1) in fiscal 2012, 2011 and 2010	2	2	2
Amortization of prior service (credit) / cost included in net periodic pension expense, net of tax benefit (expense) of
$1, $(1) and $8 in fiscal 2012, 2011 and 2010	(2)	2	(16)
Amortization of net actuarial loss included in net periodic
pension expense, net of tax expense of $(20), $(19) and
$(10) in fiscal 2012, 2011 and 2010	45	38	22
Foreign currency exchange rate changes arising during
the year, net of tax (expense) benefit of $(1), $1 and $0 in
fiscal 2012, 2011 and 2010	3	(7)	1
Pension and other postretirement benefit plans, net of tax	(279)	101	(290)

Other comprehensive (loss) income, net of tax	(403)	362	(48)

Comprehensive (loss) income	(4,628)	1,121	786

Less: comprehensive income attributable to
noncontrolling interest	17	19	17

Comprehensive (loss) income attributable to CSC common
shareholders	$(4,645)	$1,102	$769

DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock sets forth general terms and provisions of our common stock and preferred stock to which a prospectus supplement may relate, including a prospectus supplement providing that our common stock or preferred stock will be issued upon conversion of or exchange for our debt securities or upon conversion of or exchange for preferred stock, and is based on the provisions of our Amended and Restated Articles of Incorporation (“Charter”), our Amended and Restated Bylaws (“Bylaws”) and provisions of applicable law. We urge you to read our Charter and Bylaws which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. For more information as to how you can obtain a copy of our Charter and Bylaws, see “Where You Can Find More Information” herein.

General

     Our authorized capital stock consists of 750,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time as set forth in our Charter. Our Charter does not authorize any other classes of capital stock. As of August 15, 2012, 155,391,978 shares of our common stock were issued and outstanding and held of record by approximately 6,976 holders; and no shares of our preferred stock were issued or outstanding.

Common Stock

     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a different vote is required by law or specifically required by our Charter or Bylaws.

     Subject to the rights of any holders of our preferred stock, the holders of our common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for the payment of dividends. However, if our Board of Directors grants rights of cumulative dividends to any series of our preferred stock, our Charter limits our ability to take certain actions, including with respect to the payment of dividends on our common stock, if such accrued dividends are owed to the holders of any series of preferred stock. For example, no cash payments for distributions or dividends may be made to the holders of our common stock unless all accrued dividends for past and current dividend periods on all series of preferred stock entitled to cumulative dividends have been declared and set apart for payment. In addition, so long as accrued dividends with respect to any series of our preferred stock that is entitled to cumulative dividends remains unpaid for any period to and including the preceding dividend date, we may not purchase or redeem any shares of our capital stock.

     In the event of our liquidation, dissolution or winding up, after all liabilities and the holders of each series of preferred stock have been paid in full, the holders of our common stock are entitled to share ratably in all remaining assets. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

     Our Board of Directors may issue up to 1,000,000 shares of only one class of preferred stock in one or more series and, subject to Chapter 78 of the Nevada Revised Statutes (the “Nevada Law”), our board of directors may set the designations, preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of such preferred stock. Each share of preferred stock will be of equal rank with each other share of preferred stock, regardless of series, with respect to the payment of dividends and the distribution of capital assets.

     Our Board of Directors has the power to issue our preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our common stockholders, and the Board of Directors could take that action without stockholder approval. The issuance of our preferred stock could delay or prevent a change in control of our Company.

     If we offer any series of preferred stock, certain terms of that series of preferred stock will be described in the applicable prospectus supplement, including, without limitation, the following:

  the designation;

  the number of authorized shares of the series in question;

  the dividend rate (or method of calculation);

  any voting rights, conversion rights, anti-dilution protections, exchangeability provisions and terms of any securities that are exchangeable for preferred stock;

  any redemption provisions;

  any liquidation preferences;

  any sinking fund provisions; and

  any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

     If our Board of Directors grants voting power to the holders of shares of any series of preferred stock, holders of shares of such series will be entitled to no more than one vote per share voting with the holders of shares of our common stock at each annual or special meeting of stockholders upon all matters upon which a vote is taken except that if the holders of shares of such series will be entitled to elect two or more directors, as a class, the holders of shares of such series will not be entitled to a vote for the election of any other directors of the Company.

     In addition, so long as accrued dividends with respect to any series of our preferred stock that is entitled to cumulative dividends remains unpaid for any period to and including the preceding dividend date, we may not purchase or redeem any shares of our capital stock.

Anti-Takeover Effects of Various Provisions of Nevada Law and Our Charter and Bylaws

     Provisions of the Nevada Law and our Charter and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

     Board Vacancies to be Filled by Remaining Directors and Not Stockholders

     Our Bylaws provide that any vacancies, including any newly created directorships, on the board of directors, will be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director.

     Removal of Directors by Stockholders

     Our Bylaws provide that directors may be removed by stockholders only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock entitled to vote.

     Stockholder Action

     Our Bylaws preclude stockholders from calling special meetings except where such special meetings are requested by stockholders representing seventy-five percent of the capital stock entitled to vote. Our Bylaws prevent stockholder action by written consent for the election of directors and require the written consent of 90% of the capital stock entitled to vote for any other stockholder actions by written consent.

     Advance Notice of Director Nominations and Stockholder Proposals

     Our Bylaws contain advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of stockholders. As specified in our Bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of the board of directors or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in our Bylaws.

     To be timely, a nomination of a director by a stockholder or notice for business to be brought before an annual meeting by a stockholder must be delivered to our secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for notice by the stockholder to be timely, it must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the day on which public announcement of the date of such meeting is first made, whichever first occurs.

     In the event a special meeting of stockholders is called for the purpose of electing one or more directors, any stockholder entitled to vote may nominate a person or persons as specified in our Bylaws, but only if the stockholder notice is delivered to our secretary at our principal executive offices not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of (1) the 60th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

     Amendments to our Charter and Bylaws

     Under Nevada law, our Charter may not be amended by stockholder action alone. Amendments to the Charter require a board resolution approved by the majority of the outstanding capital stock entitled to vote. Our Bylaws may only be amended by stockholders upon the affirmative vote of 75% of the outstanding capital stock entitled to vote. Subject to the right of stockholders as described in the immediately preceding sentence, our Bylaws may be adopted, amended or repealed by our board of directors.

     Nevada Anti-Takeover Statute

     We are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Law Sections 78.411 - 78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

     No Cumulative Voting

     Our Charter prohibits cumulative voting in the election of directors.

     Limitations on Liability and Indemnification of Officers and Directors

     The Nevada Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Charter and Bylaws include provisions that indemnify, to the fullest extent allowable under the Nevada Law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of our company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Charter and Bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the Nevada Law. We are also expressly authorized to carry directors’ and officers’ insurance to protect our company, our directors, officers and certain employees for some liabilities.

     The limitation of liability and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

     For a discussion of pending material litigation and proceedings against our directors, officers and employees for which indemnification is sought, reference is made to Certain Litigation in CSC’s definitive proxy statement filed with the SEC on June 22, 2012.

     Authorized but Unissued Shares

     Our authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

     Stock Exchange Listing

     Our common stock is listed on the New York Stock Exchange under the ticker symbol “CSC”.

     Transfer Agent and Registrar

     Computershare is the transfer agent and registrar for our common stock.

     Direct Registration System

     Our common stock is registered in book-entry form through the direct registration system. Under this system, ownership of our common stock is reflected in account statements periodically distributed to stockholders by Computershare, our transfer agent, who holds the book-entry shares on behalf of our common stockholders.

DESCRIPTION OF DEBT SECURITIES

     The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by us and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

     Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series pursuant to an indenture to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee.

     Because the following is only a summary of selected provisions of the indenture and the debt securities, it does not contain all information that may be important to you. This summary is not complete and is qualified in its entirety by reference to the base indenture and any supplemental indentures thereto or officer’s certificate or board resolution related thereto. We urge you to read the indenture because the indenture, not this description, defines the rights of the holders of the debt securities. The indenture will be substantially in the form included as an exhibit to the registration statement of which this prospectus is a part. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

     In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “CSC”,” “we,” “us,” and “our” refer to Computer Sciences Corporation only and not to any of its subsidiaries.

General

     The indenture does not limit the amount of debt securities that may be issued, and the indenture does not limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indenture from time to time in one or more series.

     We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, such outstanding debt securities.

     When we refer to “debt securities” or a “series of debt securities,” we mean, respectively, debt securities or a series of debt securities issued under the indenture. When we refer to a prospectus supplement, we mean the prospectus supplement describing the specific terms of the applicable debt security. The terms used in a prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

     The debt securities will constitute our senior unsecured indebtedness and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and senior in right of payment with all of our subordinated indebtedness outstanding from time to time. The debt securities will be effectively subordinated to, and thus have a junior position to, any secured indebtedness we may have with respect to the assets securing that indebtedness.

     Unless we inform you otherwise in the prospectus supplement, the indenture will not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. In addition, unless we inform you otherwise in the prospectus supplement, the indenture will not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  the title of the debt securities;

  the total principal amount of the debt securities;

  whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders and the name of the depositary for the debt securities, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt securities in book-entry form only;

   the date or dates on which the principal of and any premium on the debt securities will be payable;

  any interest rate, the date from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the record dates for any such interest payments;

  whether and under what circumstances we will pay any additional amounts with respect to the debt securities;

  the place or places where payments on the debt securities will be payable;

  any provisions for optional redemption or early repayment;

  any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities;

  the denominations in which we will issue the debt securities if other than $1,000 and integral multiples of $1,000 in excess thereof;

  whether payments on the debt securities will be payable in foreign currency or another form and whether payments will be payable by reference to any index or formula;

  the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

  whether the provisions described below under the heading “—Defeasance and Discharge” apply to the debt securities;

  any changes or additions to the events of default or covenants described in this prospectus;

  any restrictions or other provisions relating to the transfer or exchange of debt securities;

  any terms for the conversion or exchange of the debt securities for other securities; and

  any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

     We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material U.S. federal income tax consequences and other special considerations.

     If we sell any of the debt securities for any foreign currency or if payments on the debt securities are payable in any foreign currency, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency.

Consolidation, Merger or Sale of Assets

     We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our assets to any person or persons in a single transaction or through a series of transactions, unless:

  we are the successor or continuing entity or, if we are not the successor or continuing entity, the resulting, surviving or transferee entity (the “surviving entity”) is a company organized and existing under the laws of the United States, any State thereof or the District of Columbia that expressly assumes all of our obligations under the debt securities and the indenture pursuant to a supplemental indenture executed and delivered to the trustee;

   immediately after giving effect to such transaction or series of transactions, no default has occurred and is continuing; and

  we or the surviving entity will have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with the applicable provisions of the indenture.

     If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indenture, the surviving entity will succeed to, and be substituted for, and may exercise every right and power of CSC under the indenture with the same effect as if such surviving entity had been named as CSC, and thereafter, we will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any debt securities issued thereunder.

     Notwithstanding the foregoing, we may merge or consolidate into or with any of our subsidiaries.

Events of Default

     Unless we inform you otherwise in the prospectus supplement, each of the following is an “event of default” with respect to a series of debt securities:

  our failure to pay any installment of interest on or any additional amounts with respect to any debt security of that series when due and such default continues for 90 days and the time for payment has not been extended or deferred.

  our failure to pay the principal of or any premium on any debt security of that series when due;

  our failure to observe or perform any other covenant contained in that series of debt securities or the indenture for 90 days after we receive written notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series issued under the indenture;

  our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

  specified events involving our bankruptcy, insolvency or reorganization; and

  any other event of default provided for in that series of debt securities.

     We may change, eliminate or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement. An event of default under one series of debt securities will not necessarily be an event of default under any other series.

     If an event of default relating to certain events of our bankruptcy, insolvency or reorganization occurs, all then outstanding debt securities of that series will become due and payable immediately without further action or notice. If any other event of default for any series of debt securities occurs and is continuing, unless the principal amount of the debt securities of such series then outstanding has already become due and payable, the trustee may and, at the direction of the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding shall, declare all of those debt securities to be due and payable immediately by notice in writing to us and, in case of a notice by holders, also to the trustee specifying the respective event of default and that it is a notice of acceleration.

     Subject to certain limitations, holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may direct the trustee in its exercise of any trust or power with respect to that series. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or, subject to the trustee’s duties and rights described in the indenture, that the trustee determines is unduly prejudicial to the rights of the other holders or would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee shall receive indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action. The trustee may withhold from holders of the debt securities of any series notice of any continuing default or event of default for such series if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal, interest, premium or additional amounts, if any.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default for any series occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of debt securities of that series if the trustee determines that the proceeding could result in personal liability, unless such holders have offered to the trustee indemnity or security against any loss, liability or expense satisfactory to it. Subject to certain restrictions, holders of a majority in principal amount of debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series. Except to enforce the right to receive payment of principal or interest when due, no holder of debt securities of a series may pursue any remedy with respect to the indenture or the debt securities unless:

  such holder has previously given the trustee written notice that an event of default is continuing with respect to that series;

  holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series have made written request to the trustee to institute a proceeding as trustee;

  such holders have offered the trustee indemnity satisfactory to the trustee against the loss, liability and expense to be incurred in compliance with such request; and

  the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of that series a direction inconsistent with the request within 60 days after the notice, request and offer.

     Holders of a debt security are entitled at any time, however, to bring a lawsuit for the payment of money due on a debt security on or after its stated maturity (or, if a debt security is redeemable, on or after its redemption date).

     The holders of a majority in aggregate principal amount of the debt securities of any series by notice to the trustee may, on behalf of the holders of all of the debt securities of that series, rescind an acceleration or waive any existing default or event of default for such series and its consequences under the indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities.

     Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request for the trustee and how to declare or cancel an acceleration of the maturity.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required within five business days to deliver to the trustee a statement specifying such default or event of default.

Modification and Waiver

     Except as provided in the next four succeeding paragraphs, the indenture and the debt securities issued thereunder may be amended or supplemented with the written consent of the holders of at least a majority in aggregate principal amount of the debt securities of each series affected by the change, voting as a single class for this purpose, and any existing default or event of default or compliance with any provision of the indenture or the debt securities may be waived with the written consent of the holders of a majority in aggregate principal amount of the then outstanding debt securities of each series affected by the waiver, voting as a single class for this purpose, in each case, except as may otherwise be provided pursuant to the indenture for all or any particular debt securities of any series.

     Without the consent of each holder of debt securities of the series affected, an amendment, supplement or waiver may not (with respect to any debt securities of such series held by a non-consenting holder):

  reduce the percentage of principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  reduce the rate of or change the time for payment of interest on any debt security;

  reduce the principal of, or any installment of principal of or interest or additional interest, if any, on, any debt security or reduce the amount of principal that would be due and payable upon declaration of acceleration of maturity;

  waive a default or event of default in the payment of principal of, or interest or premium, or any additional amounts, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

  make payments on any debt security payable in currency other than as originally stated in the debt security;

  impair a holder’s right to sue for payment of any amount due on its debt security,

  make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of, or interest or premium, if any, on the debt securities; or

  waive a redemption payment with respect to any debt securities,

in each case, except as may otherwise be provided pursuant to the indenture for all or any particular debt securities of any series.

     Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or any debt securities or request a waiver.

     Notwithstanding the foregoing, we and the trustee may supplement or amend the indenture or the debt securities without notice to or the consent of any holders of debt securities issued under the indenture in certain circumstances, including:

  to cure any ambiguity, defect or inconsistency;

  to make any such changes as are required for the indenture to comply with the Trust Indenture Act;

  to add to our covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power herein conferred upon us;

  to comply with provisions in the indenture concerning a merger, consolidation or sale of all or substantially all of our properties or assets;

  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  to add additional events of default with respect to all or any series of debt securities;

  to change or eliminate any of the provisions of the indenture, provided however that any such change or elimination will become effective only when there is no outstanding debt security of any series created prior to the execution of such amendment or supplemental indenture;

  to establish the form or terms of debt securities of any series as permitted by the indenture;

  to supplement any provision of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities so long as any action does not adversely affect the interest of holders of securities of that or any other series in any material respect;

  to evidence and provide for the acceptance under the indenture of a successor trustee, each as permitted under the indenture;

  to conform the text of the indenture or any debt securities to the description thereof in any prospectus or prospectus supplement of CSC with respect to the offer and sale of such debt securities, to the extent that such provision is inconsistent with a provision of the indenture or the debt securities;

  to secure the debt securities or to provide that any of our obligations to holders of debt securities will be guaranteed and the terms of such guarantees; or

  to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the indenture of any such holder in any material respect, in each case, except as may otherwise be provided pursuant to the indenture for all or any particular debt securities of any series.

Special Rules for Action by Holders

     Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

     In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

     We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Defeasance and Discharge

     Defeasance

     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee under the indenture any combination of money or government securities sufficient to make payments on the debt securities of a series issued under the indenture on the dates those payments are due, then, at our option, either of the following will occur:

  we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

  we will no longer have any obligation to comply with specified restrictive covenants with respect to the debt securities of that series and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

     If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

     Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

     Satisfaction and Discharge

     The indenture will be discharged and will cease to be of further effect with respect to the debt securities of a series issued under the indenture, except for our obligation to register the transfer of and exchange debt securities of that series, when:

  either:

  all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

  all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of that series not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

  no default or event of default has occurred and is continuing on the date of the deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

  we have paid or caused to be paid all sums payable by it under the indenture; and

  we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities at maturity or on the redemption date, as the case may be.

     In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

     New York law will govern the indenture and the debt securities.

The Trustee

     The Bank of New York Mellon Trust Company, N.A. will be the trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. serves as trustee under an indenture related to other senior securities that we have issued.

     If the trustee becomes a creditor of ours, the indenture will limit the right of the trustee to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

     The holders of a majority in aggregate principal amount of debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to that series, subject to certain exceptions. The indenture will provide that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Payments and Paying Agents

     Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

     We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive payments will be governed by the rules and practices of the depositary and its participants.

     Unless we inform you otherwise in a prospectus supplement, the trustee under the indenture will be designated as the paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

     If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment on the debt securities of that series are authorized or required by law to close.

     Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to a holder will be repaid to us. After that one-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Redemption or Repayment

     If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in the applicable prospectus supplement.

     We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Notices

     Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

     Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Book-Entry; Delivery and Form

     Unless we inform you otherwise in the prospectus supplement, any debt securities will be issued in registered, global form (“global debt securities”).

     The global debt securities will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the global debt securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global debt securities may not be exchanged for definitive debt securities in registered certificated form (“certificated debt securities”) except in the limited circumstances.

     Transfers of beneficial interests in the global debt securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

DESCRIPTION OF WARRANTS

     We may issue warrants to purchase our debt or equity securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

  the title of such warrants;

  the aggregate number of such warrants;

  the price or prices at which such warrants will be issued;

  the currency or currencies in which the price of such warrants will be payable;

  the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

  the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  information with respect to book-entry procedures, if any;

  if applicable, a discussion of any material U.S. federal income tax considerations; and

  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

PLAN OF DISTRIBUTION

     We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

  the terms of the offering;

  the names of any underwriters or agents;

  the name or names of any managing underwriter or underwriters;

  the purchase price of the securities from us;

  the net proceeds to us from the sale of the securities;

  any delayed delivery arrangements;

  any underwriting discounts, commissions and other items constituting underwriters’ compensation;

  any initial public offering price;

  any discounts or concessions allowed or reallowed or paid to dealers; and

  any commissions paid to agents.

Sale Through Underwriters or Dealers

     If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

     We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Remarketing

     We may offer and sell any of the offered securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

     We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

     We may have agreements with the remarketing firms, agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

     Each series of offered securities, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

LEGAL MATTERS

     Baker Botts L.L.P. will pass on the legality of the securities offered through this prospectus. Certain matters of Nevada law with respect to the securities offered hereby will be passed upon for us by Woodburn and Wedge. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel, which will be named in the related prospectus supplement.

EXPERTS

     The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 30, 2012, and the effectiveness of Computer Sciences Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

     The following table sets forth expenses payable by us in connection with the offering of the securities being registered, other than discounts and commissions.

Securities and Exchange Commission registration fee	(1)
Printing fees	(1)
Legal fees and expenses	(1)
Accounting fees and expenses	(1)
Transfer Agent’s fees	(1)
Trustee’s fees and expenses	(1)
Rating agency fees	(1)
Miscellaneous	(1)
Total	(1)
____________________

(1)	Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate to incur in connection with the offering of securities under this registration statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

ITEM 15. Indemnification of Directors and Officers

     Set forth below is a description of certain provisions of the Amended and Restated Articles of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”) of Computer Sciences Corporation (the “Company”) and Chapter 78 of the Nevada Revised Statutes (the “Nevada Law”). This description is intended as a summary only and is qualified in its entirety by reference to the Charter and the Nevada Law.

Nevada Law

     Section 78-7502 of the Nevada Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if (a) he is not liable pursuant to Nevada Law 78.138 or (b) he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Charter

     Limitation on Liability of Directors

     Pursuant to Article Fourteenth of the Charter, the Company’s officers and directors have no personal liability to us or our stockholders for damages for breach of fiduciary duty, except for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of dividends in violation of the applicable statutes of Nevada. Further, pursuant to the Charter, if the Nevada Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the Nevada Law, as so amended from time to time.

     Indemnification and Insurance

     In accordance with Section 78-7502 of the Nevada Law, Article Fifteenth of the Charter and Article VI of the Bylaws grant directors and officers a right to indemnification for all expenses, liabilities and losses relating to civil, criminal, administrative or investigative actions, suits or proceedings to which they are a party (1) by reason of the fact that they are or were Company directors or officers, (2) by reason of the fact that, while they are or were Company directors or officers, they are or were serving at the Company’s request as directors or officers of another corporation, partnership, joint venture, trust or entity or (3) by reason of any action alleged to have been taken or omitted in such person’s capacity as a Company director or officer or in any other capacity while serving at the Company’s request as directors or officers of another corporation, partnership, joint venture, trust or entity.

     Article Fifteenth of the Charter and Article VI of the Bylaws further provide for mandatory advancement of expenses incurred by officers and directors in defending such proceedings in advance of their final disposition upon delivery to us by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified under Article Fifteenth of the Charter or Article VI of the Bylaws. The Company may not indemnify or make advance payments to any person in connection with proceedings initiated against the Company by such person without the authorization of the Company’s board of directors.

     In addition, Article Fifteenth of the Charter and Article VI of the Bylaws provide that directors and officers therein described shall be indemnified to the fullest extent permitted by the Nevada Law, and if the Nevada Law is subsequently amended to expand further the indemnification or advancements permitted, then the Company shall indemnify such directors and officers to the fullest extent permitted by the Nevada Law, as so amended.

     Article Fifteenth of the Charter and Article VI of the Bylaws allow indemnification to continue after an indemnitee has ceased to be a Company director or officer and to inure to the benefit of the indemnitee’s heirs, executors and administrators and legal representatives. Article Fifteenth of the Charter and Article VI of the Bylaws further provide that the right to indemnification is not exclusive of any other right that any indemnitee may be entitled under any law, any agreement or vote of stockholders or disinterested directors or otherwise.

     The Charter and Bylaws authorize the purchase of insurance for the Company and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any liability, loss or expense incurred in such capacity, whether or not the Company would have the power to indemnify such persons against such expense or liability under the Nevada Law. The Company intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse us for potential costs of the Company’s corporate indemnification of its directors and officers.

ITEM 16. Exhibits

     The Exhibits listed on the accompanying Exhibit Index are filed as part hereof, or incorporated by reference into, this registration statement.

ITEM 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia, on August 23, 2012.

COMPUTER SCIENCES CORPORATION

By:	/s/ Paul N. Saleh
Paul N. Saleh
Vice President and Chief Financial Officer

Name and Signature	Title	Date
/s/ J. Michael Lawrie	President, Chief Executive	August 23, 2012
J. Michael Lawrie	Officer and Director
(Principal Executive Officer)

/s/ Paul N. Saleh	Vice President and Chief	August 23, 2012
Paul N. Saleh	Financial Officer (Principal
Financial Officer)

/s/ Donald G. DeBuck	Vice President and Controller	August 23, 2012
Donald G. DeBuck	(Principal Accounting Officer)

*	Chairman of the Board of	August 23, 2012
Rodney F. Chase	Directors

*	Director	August 23, 2012
Irving W. Bailey, II

*	Director	August 23, 2012
David J. Barram

*	Director	August 23, 2012
Stephen L. Baum

*	Director	August 23, 2012
Erik Brynjolfsson

*	Director	August 23, 2012
Judith R. Haberkorn

*	Director	August 23, 2012
Chong Sup Park

*	Director	August 23, 2012
Lawrence A. Zimmerman

     * The undersigned does hereby sign this registration statement on behalf of the above-indicated director or officer of Computer Sciences Corporation, pursuant to a power of attorney executed by such director or officer filed as an exhibit hereto, on this 23rd day of August, 2012.

By:	/s/ M. Louise Turilli
M. Louise Turilli
Vice President, Senior Deputy General
Counsel and Secretary

INDEX TO EXHIBITS

Exhibit
Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement.
3.1		Amended and Restated Articles of Incorporation of Computer Sciences Corporation (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2010 (filed on August 11, 2010) and incorporated herein by reference).
3.2		Bylaws of Computer Sciences Corporation (amended and restated as of February 7, 2012) (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2012 (filed on May 29, 2012) and incorporated herein by reference).
3.3		Certificate of Amendment of Bylaws (filed as Exhibit 3.2.1 to the Company’s Current Report on Form 8-K dated August 6, 2012 (filed on August 10, 2012) and incorporated herein by reference).
4.1		Form of Indenture.
4.2	*	Form of Warrant Agreement (including form of Warrant Certificate).
4.3	*	Form of Supplemental Indenture.
4.4	*	Form of Global Note.
5.1		Opinion of Baker Botts L.L.P.
5.2		Opinion of Woodburn and Wedge.
12.1		Calculation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preference Dividends.
23.1		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).
24.1		Powers of Attorney.
25.1		Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, in respect of the Senior Indenture.
____________________

*	To be filed by amendment or as an exhibit with a subsequent Current Report on Form 8-K in connection with a specific offering.